                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Broadway & Seymour, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[COMPANY LOGO]





BROADWAY & SEYMOUR, INC.
128 South Tryon Street
Charlotte, North Carolina 28202
(704) 372-4281


April 2, 1998

Dear Stockholder:

         On behalf of the Board of Directors, I cordially invite you to attend the Annual Stockholders' Meeting in Charlotte, North Carolina on Friday, May 8, 1998 at 10:00 a.m. The meeting will be held in the Caldwell Room of The Hilton Hotel (formerly The Westin Hotel) located at 222 East Third Street in Charlotte, North Carolina.

         The attached notice and proxy statement describe the business to be conducted at the meeting, including the election of two directors. The Board of Directors has nominated David A. Finley and William G. Seymour to be reelected to the Board.

         The Board of Directors appreciates and encourages stockholder participation. Whether or not you plan to attend the meeting, it is important that your shares be represented. Please take a moment now to sign, date and return your proxy in the envelope provided even if you plan to be present. We hope you will be able to attend the meeting.

Sincerely,




Alan C. Stanford
Chairman and Chief Executive Officer

                            BROADWAY & SEYMOUR, INC.

                             128 South Tryon Street
                         Charlotte, North Carolina 28202

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



TIME..............................  10:00 a.m. on Friday, May 8, 1998

PLACE.............................  The Hilton Hotel (formerly The Westin Hotel)
                                    Caldwell Room
                                    222 East Third Street
                                    Charlotte, North Carolina 28202

ITEMS OF BUSINESS.................  1.  To elect two directors.

                                    2.  To ratify the appointment of Price
                                        Waterhouse LLP as independent
                                        accountants of the Company for the
                                        period through the annual meeting to be
                                        held in 1999.

RECORD DATE.......................  Holders of Common Stock of record at the close of business on March 16, 1998 are
                                    entitled to vote at the meeting.

ANNUAL REPORT.....................  The annual report of the Company for the year ended December 31, 1997 accompanies this proxy statement.

IMPORTANT.........................  In order to avoid additional soliciting expense to the Company, please SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the meeting. If you attend the meeting and wish to vote your shares in person, arrangements will be made for you to do so.



By order of the Board of Directors:




Alan C. Stanford
Chairman and Chief Executive Officer
Charlotte, North Carolina
April 2, 1998

                            BROADWAY & SEYMOUR, INC.
                             128 South Tryon Street
                         Charlotte, North Carolina 28202


                                 PROXY STATEMENT
                         Annual Meeting of Stockholders
                                   May 8, 1998


                VOTING SECURITIES, PRINCIPAL HOLDERS AND PROXIES

         The accompanying proxy is solicited by the Board of Directors of Broadway & Seymour, Inc. (the "Company") in connection with the Annual Meeting of Stockholders of the Company to be held in the Caldwell Room of the The Hilton Hotel (formerly The Westin Hotel) located at 222 East Third Street, Charlotte, North Carolina at 10:00 a.m. on Friday, May 8, 1998. The accompanying form of proxy is for use at the Annual Meeting if a stockholder does not attend the meeting in person or wishes to vote shares by proxy even if the stockholder plans to attend the meeting. All valid proxies received prior to the meeting will be voted. Unless marked to the contrary, such proxies will be voted in favor of Proposals 1 and 2 listed in the accompanying proxy card and described below. If any other business is brought before the meeting, the proxies will be voted in accordance with the judgment of the persons voting the proxies.

         A stockholder who has given a proxy may revoke it at any time prior to such proxy being voted at the meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and giving notice of such revocation. Attendance at the meeting does not by itself constitute revocation of a proxy. This proxy statement and the accompanying form of proxy are being mailed to the Company's stockholders on or about April 3, 1998.

         The only class of voting securities of the Company is its common stock, $.01 par value per share (the "Common Stock"). Only stockholders of record as of the close of business on March 16, 1998 will be entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournment thereof. On
March 16, 1998 there were outstanding 9,229,983 shares of Common Stock. Each share of Common Stock is entitled to one vote.

         A majority of the shares entitled to vote at the Annual Meeting, represented in person or by proxy, will constitute a quorum. The two nominees receiving the highest vote totals will be elected as Directors of the Company. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote.

         The Company will bear the cost of preparing the proxy statement and of soliciting proxies in the accompanying form. The Company expects to solicit proxies primarily by mail and through the use of Georgeson & Company, Inc., a professional proxy solicitation firm. Proxies may be solicited personally and by telephone by directors, officers and employees of the Company without additional compensation and by employees of the professional proxy solicitation firm. The Company anticipates that fees and expenses to be paid to the professional proxy solicitation firm will be approximately $7,000. Arrangements also may be made with brokerage firms or other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation material to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth the names and addresses of, and the number and percentage of shares beneficially owned by, the persons known to the Company to beneficially own five percent or more of the Company's outstanding Common Stock:

       Name and address                 Amount and nature of        Percent
      of beneficial owner               beneficial ownership      of class(1)
      -------------------               --------------------      -----------
Rockefeller & Co., Inc.                       944,280(2)             10.2%
30 Rockefeller Plaza, Room 5425
New York, New York 10012

Pioneering Management Corporation             891,600(3)              9.7%
60 State Street
Boston, Massachusetts 02109

PAR Investment Partners, L.P.                 781,000(4)              8.5%
One Financial Center
Suite 1600
Boston, Massachusetts 02111

----------------

(1)      Based on the shares of Common Stock outstanding as of March 16, 1998.
(2) Based upon Amendment No. 1 to Schedule 13G of Rockefeller & Co., Inc. dated March 9, 1998 filed by Rockefeller & Co., Inc. on behalf of certain clients for which it is the investment manager. As reported, each of these clients individually owns less than 5% of the Company's outstanding Common Stock, with the exception of Pocantico Fund, a New York limited partnership, which owns 461,630 shares.
(3) Based upon a Schedule 13G of Pioneering Management Corporation dated January 5, 1998.
(4) Based upon a Schedule 13D of PAR Investment Partners, L.P. dated January 21, 1998.


                                   PROPOSAL 1
                            ELECTION OF TWO DIRECTORS

         The Company's Bylaws provide that the number of directors constituting the Company's Board of Directors shall be not less than three nor more than twenty-one as may be fixed or changed by the Board of Directors or by the stockholders from time to time. The Board of Directors has fixed the number of directors constituting the Board at seven. The Board of Directors is divided into three classes, as nearly equal in number as possible, each of whose members serve for a staggered three-year term. The term of the two directors designated Class II directors will expire at the current annual meeting of stockholders. The term of the three Class III directors will expire at the annual meeting to be held in 1999 and the term of the two Class I directors will expire at the annual meeting to be held in 2000. The three current classes are set forth below:

           Class I                   Class II                  Class III
           -------                   --------                  ---------

       Steven S. Elbaum           David A. Finley            Robert J. Kell
          Roger Noall            William G. Seymour        George L. McTavish
                                                            Alan C. Stanford

Nominees

         The Board of Directors has nominated David A. Finley and William G. Seymour for reelection as directors. If elected, Messrs. Finley and Seymour would serve three-year terms as members of Class II. Directors will be elected by a plurality of the votes cast. Although the Board of Directors does not expect that any of the nominees named will be unavailable for election, in the event that any nominee is unable to serve as a director, it is intended that the shares represented by proxies will be voted for the election of such substitute as the Board of Directors may nominate.

Recommendation of the Board of Directors

         The Board of Directors recommends that stockholders vote "FOR" the nominees. Proxies, unless indicated to the contrary, will be voted "FOR" the nominees to the Board of Directors.

Directors

         Listed below are the names of the two nominees to serve as directors and the other five directors who will be continuing in office following the Annual Meeting, together with their ages, their principal occupations during the past five years, any other directorships they hold with companies having securities registered under the Securities Exchange Act of 1934 and the years during which their current consecutive terms as directors of the Company first commenced (including terms with the Company's predecessor).


                                       Principal occupation           Director
      Name and age               and certain other directorships        since
      ------------               -------------------------------      --------
Steven S. Elbaum, Age 49     Chairman and Chief Executive Officer,      1997
                             The Alpine Group, Inc., and President
                             and Chief Executive Officer, Superior
                             Telecom Inc. (1)
                             Director: The Alpine Group, Inc.,
                             Superior Telecom Inc., Polyvision
                             Corporation and Interim Services, Inc.

David A. Finley, Age 65      President, Investment Management           1990
                             Partners, Inc. (2)

                             Director: Intelligroup, Inc. and
                             Hungarian Telephone & Cable Corp.

Robert J. Kelly, Age 56      Co-Chairman (Retired),                     1996
                             Ernst & Young LLP(3)

George L. McTavish, Age 56   Chairman and Chief Executive Officer,      1993
                             Aurora Electronics, Inc. (4)
                             Director: Seer Technologies, Inc. and
                             Aurora Electronics, Inc.

Roger Noall, Age 62          Executive, KeyCorp (5)                     1996
                             Director: Alleghany Corp.

William G. Seymour, Age 56   President, PRIMax Properties, LLC (6)      1981

Alan C. Stanford, Age 57     Chairman and Chief Executive Officer,      1995
                             Broadway & Seymour, Inc. (7)


--------------

(1) Mr. Elbaum has served as Chairman and Chief Executive Officer of The Alpine Group, Inc., a holding company, since 1984 and as President and Chief Executive Officer of Superior Telecom Inc., a telecommunications firm, since October 1996.
(2) Mr. Finley served as Executive Vice President and Chief Financial Officer of the Company from January 1996 to July 1997 and again served as Executive Vice President on a temporary basis from mid-September 1997 to mid-November 1997 while Mr. Stanford was recovering from heart surgery. Prior to joining the Company, Mr. Finley worked as a consultant and was a private investor and the President, since 1992, of Investment Management Partners, Inc., an investment management firm. Since leaving the Company, Mr. Finley has resumed his work as a consultant, private investor and President of Investment Management Partners, Inc. From September 1986 until August 1989, Mr. Finley served as Treasurer of International Business Machines Corporation.
(3) From 1966 until his retirement in 1994, Mr. Kelly served in various capacities at Ernst & Young LLP, an accounting firm, and ultimately served as Co-Chairman and Chief Operating Officer.
(4)    Mr. McTavish has served as Chairman and Chief Executive Officer of
       Aurora Electronics, Inc., a provider of personal computer parts and repair services, since January 1, 1998. Mr. McTavish served as Chairman and Chief Executive Officer of Comdata Holdings Corp., a provider of transaction processing and other services to the trucking and gaming markets, from March 1992 until its acquisition by Ceridian Corporation in December 1997. Mr. McTavish was President and Chief Executive
       Officer of Comdata Holdings Corp. from October 1986 to February 1992.
(5) Mr. Noall has been an Executive of KeyCorp since January 1, 1997. Mr. Noall served as Senior Executive Vice President and Chief Administrative Officer of KeyCorp from March 1, 1994 to December 31, 1996 and served in the additional positions of General Counsel and Secretary of KeyCorp from September 1, 1995 to June 14, 1996. Prior to March 1, 1994, Mr. Noall served as Vice Chairman of the Board and Chief Administrative Officer of Society Corporation (banking). Mr. Noall joined KeyCorp on that date upon the merger of Society Corporation and KeyCorp.
(6) Mr. Seymour has served as President of PRIMax Properties, LLC, a real estate investment company, since his retirement from the Company in January 1995. Mr. Seymour, a co-founder of the Company, has served as Vice Chairman of the Board since June 1993 and from September 1985 to November 1989 and as Secretary of the Company from June 1993 to May 1996. Mr. Seymour also served as Senior Vice President of the Company from November 1989 to June 1993.
(7) Mr. Stanford served as managing member of Stanford Associates LLC, an information technology consulting firm, from October 1994 until joining the Company as its President and Chief Operating Officer in 1995. In 1996, Mr. Stanford was named the Company's Chairman and Chief Executive Officer. From December 1983 to October 1994, Mr. Stanford served as a partner with Ernst & Young LLP, most recently as its National Director of Information Technology Consulting Services.

         Upon adoption of the 1996 Stock Option Plan on June 25, 1996, each director who was not also an officer or employee of the Company on that date (i.e., Messrs. McTavish and Seymour) was granted options to purchase 5,000 shares of Common Stock at the fair market value of the shares on that date. In addition, under the 1996 Stock Option Plan, any individual who is not an employee or officer of the Company and who is first elected to the Board after June 25, 1996 (i.e. Messrs. Noall, Kelly and Elbaum) shall receive upon the date of such election an option to purchase 5,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock on such date. The 1996 Stock Option Plan further provides for awards of options to purchase 5,000 shares of Common Stock on each January 5 after the adoption of the 1996 Stock Option Plan if the average daily value of a share of Common Stock for the immediately preceding month of December is ten percent greater than the average daily value of a share for the month of December of the immediately prior year. In the event that the total exercise price of such options for 5,000 shares exceeds $100,000, the number of shares purchasable under such option are to be reduced so that the total exercise price of the options granted equals $100,000, and in the event that the number of shares authorized under the 1996 Stock Option Plan are not sufficient to make an award to outside directors, options for the remaining authorized shares shall be awarded pro rata to the outside directors then entitled to receive such options. To date, no options have been awarded pursuant to such formula grant. All such options awarded to non-employee directors under the 1996 Stock Option Plan become exercisable over a period of four years, with 20% of the total award being exercisable on the date of grant and an additional 20% becoming exercisable on each of the next four anniversaries.

         There are no family relationships among the executive officers or directors of the Company.

         The Company pays its non-employee directors a fee of $2,500 for each directors' meeting attended and pays an additional $500 fee to each member of the Audit Committee and Compensation Committee for each committee meeting attended. No fee is paid for telephonic meetings. Directors who do not reside in Charlotte, North Carolina are reimbursed for travel and lodging expenses. The Board of Directors held ten meetings during the year ended December 31, 1997 and took action on three occasions by unanimous written consent. During 1997, no director attended less than 75% of the total number of meetings of the Board of Directors during his term of service or the total number of meetings of committees of the Board on which he served. In addition to regular and special meetings of the Board, the Board confers with management by conference call from time to time.

         The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of the Company and administers the Company's 1996 Stock Option Plan and the 1995 Employee Stock Purchase Plan; and an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent accountants. Messrs. Noall, Kelly and McTavish currently serve on the Compensation Committee, and Messrs. Finley, Elbaum and Seymour currently serve on the Audit Committee. During the year ended December 31, 1997, the Compensation Committee met five times and the Audit Committee met three times. The Board of Directors does not have a nominating committee.

         STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth as of March 16, 1998 the beneficial ownership of Common Stock by each director and executive officer named in the Summary Compensation Table below, and by all directors and executive officers as a group.


                                              Shares beneficially owned (1)
                                              -----------------------------
         Name of Beneficial Owner               Number            Percent
         ------------------------               ------            -------
Steven S. Elbaum                                 2,000              *
David A. Finley                                 82,001              *
Keith B. Hall                                        0              *
Robert J. Kelly                                 12,000              *
George L. McTavish                              18,670              *
Roger Noall                                     22,000              *
William G. Seymour                             435,622              4.7%
Alan C. Stanford                               137,483              1.5%

All directors and executive officers as a      709,776              7.5%
group (8 in number)


----------

*Less than one percent.

(1) Included in the calculation of the number of shares of Common Stock owned beneficially are the following shares purchasable under options exercisable on April 1, 1998 or within 60 days thereafter by the directors and executive officers indicated and by all the directors and executive officers as a group: Mr. Elbaum -- 2,000 shares;
         Mr. Finley -- 80,001 shares; Mr. Kelly -- 2,000 shares;
         Mr. McTavish -- 18,670 shares; Mr. Noall -- 2,000 shares;
         Mr. Seymour -- 2,000 shares; Mr. Stanford -- 133,333 shares; and members of the group (including the foregoing) -- 240,004 shares.


             EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION

         As of the date of this Proxy Statement, Messrs. Stanford and Hall are the only executive officers of the Company. David A. Finley served as Executive Vice President and Chief Financial Officer during a portion of the year ended December 31, 1997. Because Mr. Finley served as Executive Vice President and Chief Financial Officer of the Company during the fiscal year ended December 31, 1997, he has been included in the following compensation tables.

         The following table sets forth a summary, for fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995, of the compensation of the employees serving as executive officers on December 31, 1997 and Mr. Finley, who served as Executive Vice President and Chief Financial Officer for a portion of 1997.

                           Summary Compensation Table

                                                                                  Long-Term
                                                                              Compensation Awards
                                                 Annual Compensation          -------------------
                                                 -------------------              Securities             All Other
  Name and Principal Position         Year     Salary($)      Bonus($)       Underlying Options(#)  Compensation($)(1)
  ---------------------------         ----     ---------      --------       ---------------------  ------------------
Alan C. Stanford                      1997      300,000      100,000(2)                   0                4,750
   Chairman and Chief Executive       1996      300,000      100,000(3)             400,000                4,750
   Officer                            1995      100,075      350,000(3)                   0                4,620

Keith B. Hall(4)                      1997      100,000       25,000                 20,000              147,022(5)
   Vice President and                 1996         --           --                     --                   --
   Chief Financial Officer            1995         --           --                     --                   --

David A. Finley(6)                    1997      219,025            0                  5,000                4,750
   Executive  Vice President and      1996      248,565            0                 70,000                5,164
   Chief Financial Officer            1995         --           --                     --                   --

---------------

(1) Represents matching contributions made by the Company under the Company's 401(k) retirement plan.
(2) A portion of Mr. Stanford's 1997 bonus was in lieu of reimbursement of certain travel expenses incurred by Mr. Stanford.
(3) Mr. Stanford received an initial bonus of $450,000 as an inducement for his acceptance of employment with the Company and to partially defray the costs of exiting his existing businesses. Of such amount, $350,000 was paid in October 1995 and $100,000 was paid in March 1996.
(4)    Mr. Hall's employment with the Company commenced July 1, 1997.
(5) Also includes $80,000, adjusted for potential tax liability to $144,772, paid to Mr. Hall for relocation expenses.

(6) Mr. Finley was employed by the Company from January 1996 to August 1997 and again on a temporary basis from mid-September 1997 to mid-November 1997 while Mr. Stanford was recovering from heart surgery.


         The following table sets forth certain information with regard to options granted during the year ended December 31, 1997 to the executive officers named in the Summary Compensation Table.

                        Option Grants in Last Fiscal Year

                        Number of       Percent of                                              Potential
                       Securities      Total Options                                   Realizable Value at Assumed
                       Underlying       Granted To      Exercise or                    Annual Rates of Stock Price
                         Options       Employees in      Base Price     Expiration   Appreciation for Option Term (1)
       Name            Granted (#)      Fiscal Year        ($/SH)          Date          5%($)           10%($)
       ----            -----------      -----------        ------          ----          -----           ------
Alan C. Stanford             0               --               --            --              --              --
Keith B. Hall           20,000(2)           71.4%           12.6875      7/1/2007        159,582         404,412
David A. Finley          5,000(3)           17.9%           14.00       7/24/2007         44,023         111,562
-----------------

(1) These amounts, based on the assumed 5% and 10% appreciation rates prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the price of the Common Stock and may not reflect the actual value ultimately realized by recipients of the options.
(2) Options become exercisable with respect to one-third of the total number of shares each year beginning on the first anniversary of the date of grant. The options expire ten years after the date of grant. In addition, the options expire immediately upon the termination of employment, other than as a result of death or disability or termination by the Company without cause. Options expire six months after termination of employment without cause, one year after permanent disability and from three months to one year after death depending on the length of time the option had been held.
(3) Options awarded to Mr. Finley became exercisable in full on August 31, 1997 upon Mr. Finley's retirement from employment and continue to be exercisable for so long as he remains a member of the Board of Directors.

         The following table sets forth certain information with regard to stock options held at December 31, 1997 by each of the executive officers named in the Summary Compensation Table. No options were exercised by any of the executive officers named in the Summary Compensation Table in the year ended December 31, 1997.

                              FY-end Option Values

                                                                          Value of securities
                                 Number of securities                   underlying unexercised
                                underlying unexercised                       in-the-money
                                 options at FY-end(#)                     options at FY-end($)
      Name                    Exercisable/ unexercisable             Exercisable/ unexercisable
      ----                    --------------------------             --------------------------
Alan C. Stanford                   133,333/266,667                                0/0
Keith B. Hall                          0/20,000                                   0/0
David A. Finley                      80,001/1,665                            48,135/16,026


                              EMPLOYMENT AGREEMENTS

         On September 1, 1995, the Company entered into an employment agreement with Alan C. Stanford in connection with Mr. Stanford's acceptance of employment with the Company. The employment agreement was amended on February 19, 1998 and is described herein as amended. Pursuant to the employment agreement, Mr. Stanford is to be paid a minimum base salary of $300,000, subject to increases upon approval of the Compensation Committee of the Board of Directors. Under the employment agreement, commencing with the year beginning January 1, 1997, Mr. Stanford became eligible to receive an annual bonus for the prior fiscal year to be determined by the Compensation Committee. Mr. Stanford was paid a $100,000 bonus for 1997, a portion of which was in lieu of reimbursement of certain travel expenses incurred by Mr. Stanford.

         The employment agreement provided that the Company award to Mr. Stanford, as an inducement for his acceptance of employment, options to purchase 400,000 shares of Common Stock. Under the employment agreement, Mr. Stanford was paid an initial bonus of $450,000 as an inducement for his acceptance of employment with the Company and to partially defray the costs of exiting his existing businesses. The employment agreement also provides for other employee benefits and perquisites customary for executive employment agreements. In addition, Mr. Stanford is to be reimbursed for reasonable travel expenses from his residence in Indiana and for relocation expenses if Mr. Stanford moves his residence.

         The current term of Mr. Stanford's employment agreement expires on September 1, 1999 and will automatically renew for successive two-year terms unless either party provides the other with written notice of its intention to cancel the agreement at least 180 days prior to the scheduled expiration of the agreement. In addition, the Company may terminate Mr. Stanford's employment at any time for any reason. In the event that the Company terminates Mr. Stanford's employment other than for "cause" (as defined in the employment agreement), the employment agreement provides that upon such termination the Company shall pay Mr. Stanford the amount of Mr. Stanford's most recent annual base salary and bonus for two years. In the event Mr. Stanford is not able to perform his duties for six months as a result of disability, the Company may terminate the agreement after such six month period, provided that Mr. Stanford shall continue to be an employee for all purposes (including employee benefit plans and the 1996 Stock Option Plan) for an additional two-year period and the Company shall pay Mr. Stanford any portion of his base salary not paid by the disability insurance carrier then providing coverage for the Company's executives. During the term of employment and for a period of two years thereafter, the employment agreement requires Mr. Stanford to refrain from certain activities in competition with the Company. Mr. Stanford may resign at any time.

         Mr. Stanford's employment agreement requires that upon the expiration of Mr. Stanford's current term as a director of the Company, the Company's Board of Directors or a nominating committee thereof shall, subject to fiduciary duties, nominate him for re-election as a director. In addition, the agreement provides that Mr. Stanford serve as Chief Executive Officer of the Company.

         On June 1, 1997, the Company entered into an employment agreement with Keith B. Hall in connection with Mr. Hall's acceptance of employment as the Company's Chief Financial Officer. The employment agreement was amended on February 19, 1998 and is described herein as amended. Pursuant to the employment agreement, Mr. Hall is to be paid a minimum base salary of $200,000, subject to increase upon approval of the Compensation Committee of the Board of Directors. Under the employment agreement, commencing with the year beginning January 1, 1997, Mr. Hall became eligible to participate in any annual bonus compensation program for executives of the Company generally that may be approved by the Compensation Committee. In addition, the Company shall pay Mr. Hall a guaranteed bonus of $25,000 on each of December 30, 1997 and June 30, 1998, which in the discretion of the Compensation Committee may be in addition to or in lieu of any bonus compensation payable under the bonus compensation program. Mr. Hall was paid only the guaranteed bonus of $25,000 for 1997.

         Pursuant to the employment agreement, the Company awarded to Mr. Hall, as an inducement for his acceptance of employment, options to purchase 20,000 shares of Common Stock. The employment agreement also provides for other employee benefits and perquisites customary for executive employment agreements. In addition, the Company agreed to pay Mr. Hall $80,000, adjusted for potential tax liability, for expenses in connection with his relocation to Charlotte, North Carolina.

         In the event of a change of control of the Company, as defined in the employment agreement, prior to the time as Mr. Hall shall have been granted options to purchase an additional 80,000 shares of the Company's Common Stock and in the further event Mr. Hall is not offered employment in the same or a comparable position with the Company or the Company's successor following such change of control, the Company shall pay to Mr. Hall in cash, upon consummation of such change in control transaction, an amount equal to the gain, if any, that would have been realized by Mr. Hall upon such change of control had Mr. Hall been granted options to purchase such additional 80,000 shares (less any additional options granted to Mr. Hall prior to the change of control, other than the 20,000 options awarded to Mr. Hall upon his acceptance of employment), at $12.6875 per share, such gain to be determined by subtracting the option price(s) from the net per share price paid for Mr. Hall's Common Stock in the change of control transaction, provided that such amount shall not exceed $750,000.

         The initial term of Mr. Hall's employment agreement will expire on June 30, 1999 and will automatically renew for successive two-year terms unless either party provides the other with written notice of its intention to cancel the agreement at least 180 days prior to the scheduled expiration of the agreement. The Company may terminate Mr. Hall's employment on substantially the same terms as contained in Mr. Stanford's employment agreement described above. During the term of employment and for a period of two years thereafter, the employment agreement requires Mr. Hall to refrain from certain activities in competition with the Company. Mr.
Hall may resign at any time.

         On January 19, 1996, the Company and David A. Finley entered into an employment agreement in connection with Mr. Finley's acceptance of employment as the Company's Executive Vice President and Chief Financial Officer. Pursuant to the employment agreement, Mr. Finley was paid a base salary during his employment of $250,000 per annum. In addition, Mr. Finley was eligible to receive annual bonuses to be determined by the Compensation Committee. Mr. Finley did not receive a bonus for 1996 or 1997. Pursuant to the employment agreement, the Company awarded to Mr. Finley options to purchase 70,000 shares of Common Stock. Mr. Finley's employment agreement also provided for other employee benefits and perquisites customary for executive employment agreements. In addition, the employment agreement provided for reimbursement for reasonable travel expenses from his residence and offices in New York to the Company's principal offices in Charlotte and for reasonable lodging expenses while in Charlotte. Mr. Finley retired from employment on August 31, 1997 and the employment agreement was terminated.

                                PERFORMANCE GRAPH

         The following graph compares the Company's cumulative total shareholder return for five fiscal years through the end of the most recent fiscal year, December 31, 1997, assuming the investment on January 31, 1993, of $100 in Common Stock, along with the cumulative total returns of a broad-based equity market index -- the Center for Research in Securities Prices (CRSP) Total Return Index for the Nasdaq Stock Market (U.S. Companies) -- and of a published industry peer index -- the CRSP Nasdaq Computer & Data Processing Services Index -- over the same period assuming the investment on January 31, 1993, of $100 in securities that are the components of these indices.








                         [PERFORMANCE GRAPH TO GO HERE]





            1/31/93    12/31/93    12/31/94    12/31/95    12/31/96    12/31/97
            -------    --------    --------    --------    --------    --------

Nasdaq      100.000     111.61      109.10      154.30      189.78      232.94
Peer        100.000     101.30      122.98      187.35      231.19      284.05
Company     100.000      75.42      164.15      122.64       79.24       72.64


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Decisions on compensation of the Company's executive officers generally are made by the Compensation Committee of the Board. Set forth below is a report of the Board's Compensation Committee addressing the Company's compensation policies for 1997 for its executive officers.

Objectives and Policies

         The Committee seeks to provide rewards that are closely linked to Company and individual performance, align the interests of the executive officers with those of its stockholders through potential stock ownership, and ensure that compensation and benefits are at levels that enable the Company to attract and retain the executives it needs. To motivate executive personnel to perform at their full potential, the Committee believes a significant portion of compensation should be incentive-based. Consistent with these objectives, it is the policy of the Committee to make a portion of executive compensation, both cash compensation and stock options, dependent upon total corporate performance and enhancing stockholder value.

         The Committee believes the compensation of the Company's executive management should be closely tied to the success of the Company in meeting its financial objectives and strategic goals with a significant portion of compensation linked to overall corporate results. Accordingly, the Committee believes that stock options should constitute a significant portion of an executive's overall compensation package. The Committee believes that stock options also serve as an incentive to management to remain with the Company. Awards of stock options under the Company's plans are based upon the Committee's evaluation of the officer's performance and level of responsibility.

         The Committee also believes it is essential that the Committee retain the flexibility to evaluate not only the overall performance of the individual executive officers, and the Company's performance as a whole, but also all other circumstances and challenges facing the Company and the respective executive officer. Consequently, the Committee relies on subjective evaluation rather than objective formulas in setting and adjusting the base salary of the Chief Executive Officer and the other executive officers and in awarding bonuses and other incentive compensation.

Base Salaries; Options; and Annual Bonuses

         Mr. Stanford is currently employed pursuant to an employment agreement that established his minimum level of salary for 1997 at $300,000, subject to increases upon approval by the Compensation Committee. The Committee did not increase Mr. Stanford's salary for 1997. Mr. Hall is employed pursuant to an employment agreement that established his level of salary for 1997 at $200,000. Mr. Finley, who is no longer an executive officer, was employed for most of 1997 pursuant to an employment agreement that established his salary at $250,000. The agreements for Messrs. Stanford and Hall provide that the Committee may increase compensation for future periods.

         On July 1, 1997, Mr. Hall was awarded options for 20,000 shares under the 1996 Stock Option Plan and on July 24, 1997, Mr. Finley was awarded options for 5,000 shares under the 1996 Stock Option Plan. The Committee awarded such options to Mr. Hall in satisfaction of the Company's contractual obligations under Mr. Hall's employment agreement and in order to provide incentives to its executive officers sufficient to continue to retain their service and to provide appropriate financial incentives linked to the Company's performance. In determining to award such options to Mr. Finley, the Committee considered Mr. Finley's performance as Executive Vice President and Chief Financial Officer during the past year.

         Under the terms of the employment agreements, Messrs. Stanford, Hall and Finley were eligible to receive annual bonuses for 1997 to be determined by the Compensation Committee, provided that Mr. Hall was to receive a guaranteed bonus of $25,000 on December 30, 1997 which, in the discretion of the Compensation Committee, may be in addition to or in lieu of any other bonus awarded by the Compensation Committee. For 1997, Mr. Stanford was awarded a bonus of $100,000. A portion of Mr. Stanford's bonus was paid in lieu of reimbursement of certain travel expenses incurred by Mr. Stanford. Mr. Hall was awarded the $25,000 bonus in satisfaction of the guaranteed bonus obligations under his employment agreement and in recognition of his performance as Chief Financial Officer during the second half of 1997. Mr. Finley received no bonus.

         In general, it has been the Company's policy to pay bonuses to its executive officers based upon its subjective assessment of overall performance, achievement of individualized performance objectives, and the Company's overall performance, including stock performance. In determining 1997 bonuses, the Committee used its subjective assessment of the overall performance of the individual executive officer in terms of responsibility, experience and breadth of knowledge and the performance of the Company as a whole. No specific weights were assigned to these factors.

         With respect to Mr. Stanford, the Committee also considered how well he performed in the following areas: development and implementation of a strategic vision for the Company; management of the Company's financial affairs; positioning the Company in its markets; recruitment and retention of qualified employees; capitalization on business opportunities; and exhibition of leadership in achieving the Company's financial, strategic and long-term goals. No specific weights were assigned to these factors. In addition, the Committee considered the Company's actual results for 1997 in the areas of product development, overall financial strength, perceived customer satisfaction and the Company's prospects for long-term growth.

         The Committee believed that Mr. Stanford's contribution to the Company's 1997 performance was significant, and in determining the amount of bonus for 1997, as well as with the other executive officers, the Committee awarded a bonus similar to what the Committee believed to be appropriate to be in the mid-range for competitive companies, using the Committee's subjective assessment.

Tax Policy

         Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation, including compensation pursuant to stock option plans, are deductible only if performance criteria are specified in detail and are contingent on stockholder approval of the compensation arrangement. The Committee anticipates that certain option awards may be made as qualified incentive stock options for which the Company generally would not be able to claim a deduction for compensation expense. In addition, compensation expense arising under option awards made from January 1996 to February 1998 during the terms of service of William G. Seymour and Robert J. Levenson on the Committee may not qualify for the exemption from Section 162(m) due to Mr. Seymour's prior service as an officer of the Company and the level of transactions between Mr. Levenson's employer, First Data Corp., and the Company. While the Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Company may authorize compensation arrangements under which payments may not be deductible under Section 162(m). The Committee believes that due to the level of current salary and maximum cash bonus compensation, and anticipated levels of future stock option awards, the Company will be able to claim full deductibility of amounts paid under existing executive compensation arrangements.

                                           For the Compensation Committee:

                                           Roger Noall
                                           Robert J. Kelly
                                           George L. McTavish


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten-percent beneficial owners were complied with, except that in January 1997, Mr. William W. Neal III, the former Chairman and Chief Executive Officer of the Company, was late in reporting sales of securities that occurred on December 27, 30 and 31, 1996, which were subsequently reported on a Form 5 filed on February 14, 1997, and Mr. Kelly was late in reporting his ownership of 5,000 shares on his initial report on Form 3, which was amended on June 10, 1997 to include such shares.

                                   PROPOSAL 2
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Price Waterhouse LLP to serve as independent accountants of the Company for the year ending December 31, 1998, subject to ratification of this appointment by the stockholders of the Company. Price Waterhouse LLP has served as the Company's independent accountants for seven years and is considered by management of the Company to be well qualified.

         One or more representatives of Price Waterhouse LLP will be present at this year's Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

         Ratification of the appointment of the independent accountants requires the affirmative vote of a majority of the shares of Common Stock of the Company voting in person or by proxy at the Annual Meeting. If the stockholders should not ratify the appointment of Price Waterhouse LLP, the Board of Directors will reconsider the appointment.

Recommendation of the Board of Directors

         The Board of Directors recommends that stockholders vote "FOR" ratification of Price Waterhouse LLP as independent accountants. Proxies, unless indicated to the contrary, will be voted "FOR" ratification of the appointment of Price Waterhouse LLP as independent accountants.

                             STOCKHOLDERS' PROPOSALS

         Stockholders' proposals intended for inclusion in the Company's proxy statement and the form of the proxy for the Annual Meeting in 1999 should be sent by certified mail, return receipt requested, and must be received by the Company at its principal executive offices (Attention: General Counsel) by December 4, 1998. Such proposals may be made only by persons who are stockholders, beneficially or of record, on the date the proposal is submitted and who continue in such capacity through the meeting date, of at least 1% or $1,000 in market value of securities entitled to be voted at the meeting, and have held such securities for at least one year. In addition, the Company's Bylaws prescribe the procedure a stockholder must follow to make nominations for director candidates or to propose any business to be considered at an annual meeting. Stockholder nominations for director or other proposals will be considered at an annual meeting if the stockholder delivers to the Secretary of the Company at its principal executive offices, no less than 60 nor more than 90 days prior to the meeting (or in the event that public disclosure of the date of the annual meeting is first made less than 70 days in advance of the meeting date, no later than the close of business on the tenth day after public disclosure of the date of the annual meeting is made), a written notice setting forth the information specified in the Company's Bylaws. Any stockholder desiring a copy of the Company's Bylaws will be furnished one without charge upon written request to the Secretary of the Company at 128 South Tryon Street, Charlotte, North Carolina 28202.


                                 OTHER BUSINESS

         The Board of Directors is aware of no other matter that will be presented for action at the meeting. If any other matter requiring a vote of the stockholders properly comes before the meeting, the persons authorized under management proxies will vote and act according to their best judgment.

                                    FORM 10-K

         A copy of the Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission may be obtained upon request and without charge by writing:

                                    Keith B. Hall
                                    Chief Financial Officer
                                    Broadway & Seymour, Inc.
                                    128 South Tryon Street
                                    Charlotte, North Carolina 28202

or by contacting Mr. Hall via electronic mail at keith.hall@bsis.com.

                                 [COMPANY LOGO]

                                                                      APPENDIX A

                            BROADWAY & SEYMOUR, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                           to be held on May 8, 1998

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Alan C. Stanford, Keith B. Hall and Lillian N. Wilson as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Broadway & Seymour, Inc. (the "Company"), held of record by the undersigned on March 16, 1998, at the annual meeting of stockholders to be held on May 8, 1998, or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS AND THIS PROXY WILL BE VOTED FOR THE PROPOSALS AND FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 2, 1998, and revokes all proxies heretofore given by the undersigned.

--------------------------------------------------------------------------------
               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
               PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Please sign exactly as name(s) appear(s) on the reverse. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

______________________________________    _____________________________________

______________________________________    _____________________________________

______________________________________    _____________________________________

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE


                       ----------------------------------
                            BROADWAY & SEYMOUR, INC.
                       ----------------------------------


RECORD DATE SHARES:


1. Election of two Directors.

                                David A. Finley
                               William G. Seymour

            [ ] For All          [ ] Withheld           [ ] For All
                Nominees                                    Except

   NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name of the nominee. Your shares will be voted for the remaining nominee.


2. Proposal to ratify the selection of Price Waterhouse LLP as the Company's independent auditors.

            [ ] For              [ ] Against            [ ] Abstain


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


Please be sure to sign and date this Proxy.      Date
                                                      ------------------------


-----------------------------------        -----------------------------------
      Shareholder sign here                         Co-owner sign here


Mark box at right if an address change or comment
has been noted on the reverse side of this card.    [ ]

DETACH CARD                                                        DETACH CARD